PRELIMINARY COPY

                          SCHEDULE 14A
                          (Rule 14a-101)
              INFORMATION REQUIRED IN PROXY STATEMENT
                     SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the registrant                             (X)
Filed by a party other than the registrant
Check the appropriate box:
  Preliminary proxy statement                       (X)
  Definitive proxy statement
  Definitive additional materials
  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         Ethyl Corporation
         (Name of Registrant as Specified in Its Charter)
                                N/A
            (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):

(X)  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a- 6(i)(2).

     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transactions applies:
                                N/A

(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                N/A

(4) Proposed maximum aggregate value of transaction:
                                N/A

  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:                                N/A

(2) Form, schedule or registration statement no.:          N/A








(3) Filing party:                                N/A

(4) Date filed:                                  N/A

                           PRELIMINARY COPY

                                                        March 16, 1995



To the Shareholders:

     Enclosed  is  our  annual  report describing  Ethyl's  operations
during the past year.   You are encouraged to read this  report, which
summarizes major corporate developments during the year.

     You are cordially invited to attend the annual meeting of shareholders to be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, in Richmond, Virginia, on Thursday, April 13, 1995, at 11:00 A.M., Eastern Daylight Time. A formal notice of the meeting, together with a proxy statement and proxy form, is enclosed with this letter. The notice points out that you will be asked to elect a Board of Directors, approve an amendment to the Corporation's Restated Articles of Incorporation to eliminate one class of preferred stock and redesignate the remaining class, and approve the designation of auditors for the coming year. You also will be asked to vote on a shareholder proposal regarding the composition of the Corporation's Board of Directors.

     Please read the notice and proxy statement carefully, complete the proxy form and mail it promptly.

                              Sincerely yours,



                              Bruce C. Gottwald
                              Chairman of the Board
                              Chief Executive Officer

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of shares of Common Stock of Ethyl Corporation (the "Corporation") will be held in the restored gun foundry building of the Tredegar Iron Works, 500 Tredegar Street, Richmond, Virginia, on Thursday, April 13, 1995, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

     1.   To elect a Board of Directors to serve for the ensuing year;

     2.   To   amend   the   Corporation's   Restated    Articles   of
          Incorporation to eliminate one class of preferred stock and redesignate the remaining class;

     3. To approve the designation by the Board of Directors of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending December 31, 1995;

     4.   To   vote  upon   a  shareholder   proposal   regarding  the
          composition of the Corporation's Board of Directors; and

     5. To transact such other business as may properly come before the meeting.

     Holders of shares of Ethyl Common Stock of record at the close of business on February 24, 1995, will be entitled to vote at the meeting.

     You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the meeting. A postage-paid return envelope is enclosed for your convenience.

     If you are present at the meeting, you may vote in person even if you already have sent in your proxy.



                                  By Order of the  Board of Directors
                                  E. WHITEHEAD ELMORE, Secretary

March 16, 1995







                            PROXY STATEMENT
                                  for
                    ANNUAL MEETING OF SHAREHOLDERS
                           ETHYL CORPORATION

                       To be held April 13, 1995

             Approximate date of mailing   March 16, 1995

     Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on Thursday, April 13, 1995. Any person giving a proxy may revoke it at any time before it is voted by delivering another proxy, or written notice of revocation, to the Secretary of the Corporation. A proxy, if executed and not revoked, will be voted, and, if it contains any specific instructions, will be voted in accordance with such instructions.

     On February 24, 1995, the date for determining shareholders entitled to vote at the meeting, there were outstanding 118,434,401 shares of Ethyl Common Stock. Each share of Ethyl Common Stock is entitled to one vote.

     The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Ethyl Common Stock voted in the election of directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors. The approval of the proposed amendments to the Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Ethyl Common Stock. Abstentions and Broker Shares that are not voted on the matter will have the same effect as a negative vote. The approval of the shareholder proposal requires that the votes cast by the holders of Ethyl Common Stock in favor of the matter exceed the votes cast opposing the matter. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast in favor or in opposition of the matter.

     The cost of the solicitation of proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Corporation. Corporate Investor Communications, Inc., has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $7,000 for its services and reimburse its out-of-pocket expenses.

     The Corporation's address is 330 South Fourth Street, Richmond, Virginia 23219.

                         ELECTION OF DIRECTORS

     Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate). The Board of Directors has no reason to believe that any of the nominees will be unavailable.


Lloyd  B.  Andrew;  age  71;  director  since  1984;  retired,  former
     Executive Vice President and Chief Financial Officer of the Corporation (1984-1989). Other directorship: Albemarle Corporation.

William W.  Berry;  age  62;  director  since  1983;  retired,  former
     Chairman of the Board of Dominion Resources, Inc. (holding company for Virginia Electric and Power Company) (1986-1992); retired Chairman of the Board of Virginia Power Company (public utility) (1986-1992). Other directorships: Albemarle Corporation, Scott & Stringfellow Financial Corp. and Universal Corporation.

Phyllis  L.  Cothran;  age  48;  director  since  February  23,  1995;
     President and Chief Operating Officer of Trigon Blue Cross Blue Shield since 1990. Other directorships: Tredegar Industries, Inc. and Central Fidelity Bank.

Allen  C.  Goolsby; age  55, director  since  1994; Partner,  Hunton &
     Williams  (attorneys).    Other   directorships:    First  Colony
     Corporation and Noland Company.

Bruce C. Gottwald; age 61; director since 1962; Chairman of the Board,
     Chairman of the Executive Committee and Chief Executive Officer since March 1, 1994, having served as President, Chief Executive Officer and Chief Operating Officer of the Corporation from April 23, 1992, and having previously served as President and Chief Operating Officer of the Corporation. Other directorships:
     Albemarle Corporation, CSX Corporation, First Colony Corporation, James River Corporation and Tredegar Industries, Inc.

Bruce C. Gottwald, Jr.; age 37;  director since 1992; Chairman of  the
     Board and Chief Executive Officer of First Colony Corporation since October 8, 1992; Vice President and Treasurer of the Corporation from February 27, 1992 to July 1, 1993, having served as Treasurer (August 1, 1989 - February 26, 1992), Assistant
     Corporate Controller (April 1, 1989 - July 31, 1989) and Assistant Treasurer (August 1, 1988 - March 31, 1989) of the Corporation prior thereto. Other directorships: Albemarle Corporation, First Colony Corporation, Signet Banking Corporation and Paragon Portfolio.

Floyd D. Gottwald,  Jr.; age 72; director since  1956; Chairman of the
     Board and Chief Executive Officer of Albemarle Corporation since March 1, 1994; Vice Chairman of the Board of Ethyl since March 1, 1994, having served as Chairman of the Board and Chairman of the Executive Committee of the Corporation from April 23, 1992, and having previously served as Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer. Other directorships: Albemarle Corporation, First Colony Corporation and Tredegar Industries, Inc.

Thomas E. Gottwald; age  34; director since 1994; President  and Chief
     Operating Officer of the Corporation since March 1, 1994, having served as Vice President of the Corporation from August 1, 1991, to March 1, 1994; and as General Manager of Tredegar Film Products, a division of Tredegar Industries, Inc., prior thereto.

William  M. Gottwald,  MD; age  47; director  since 1992;  Senior Vice
     President of the Corporation since March 1, 1994, having served as Vice President of the Corporation since November 1, 1988, and as Chairman of the Board and President of the Corporation's pharmaceuticals subsidiary since April 27, 1987. Other directorships: Albemarle Corporation and First Colony Corporation.

Gilbert  M.  Grosvenor; age  63;  director since  1985;  President and
     Chairman of the National Geographic Society (magazine publisher and scientific society). Other directorships: Albemarle Corporation, Chesapeake and Potomac Telephone Company, Chevy Chase Savings Bank (FSB), Charles Allmon Trust, Inc., B.F. Saul Real Estate Investment Trust, Saul Centers, Inc., and Marriott International, Inc.

Andre B.  Lacy; age 55;  director since  1981; Chairman  of the  Board
     (since 1992), Chief Executive Officer and President of LDI Management, Inc., Managing General Partner, LDI, Ltd. (industrial and investment limited partnership). Other directorships:
     Albemarle Corporation, IPALCO Enterprises, Inc., Patterson Dental Co. and Tredegar Industries, Inc.

Emmett J. Rice; age 75; director since 1988; retired, former member of the Board of Governors of the Federal Reserve System. Other directorships: Albemarle Corporation, Tredegar Industries, Inc., and Jardine-Fleming China Region Fund.

Sidney  Buford Scott;  age 62;  director since  1959; Chairman  of the
     Board of Scott & Stringfellow, Inc. (investment bankers and brokers). Other directorships: Albemarle Corporation and Great Eastern Energy & Development Corporation.

Charles B.  Walker; age 56; director since  1989; Vice Chairman of the
     Board, Chief Financial Officer and Treasurer since March 1, 1994, having served as Executive Vice President and Chief Financial

     Officer of the Corporation since August 1, 1989, Treasurer of the Corporation since July 1, 1993, Executive Vice President, Chief Financial Officer and Treasurer of the Corporation (February 1, 1989-July 31, 1989), and Executive Vice President and Treasurer of the Corporation (November 1, 1988-January 31, 1989); and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation since March 1, 1994. Other directorships: Albemarle Corporation, First Colony Corporation and Nations Fund Trust/Nations Fund, Inc.

     In 1994, each director attended at least 75% of  the aggregate of
(i) the total number of meetings of all committees of the Board on which the director then served and (ii) the total number of meetings of the Board of Directors held during 1994 while he was a member of the Board of Directors. Five meetings of the Corporation's Board of Directors were held during 1994.

     The Corporation's executive  committee consists of  Messrs. Bruce
C. Gottwald, Floyd D. Gottwald, Jr., Thomas E. Gottwald, William M. Gottwald, MD and Charles B. Walker. The executive committee acts not only as the executive committee of the Board of Directors but also as the Corporation's principal management committee. During 1994, the executive committee met on eight occasions as the executive committee of the Board of Directors and on fifteen occasions as the principal management committee.

     Messrs. Berry, Grosvenor, Lacy and Scott serve on the Corporation's audit committee. During 1994, the audit committee met twice. The audit committee reviews the Corporation's internal audit and financial reporting functions and the scope and results of the audit performed by the Corporation's independent accountants and matters relating thereto and reports thereon to the Board of Directors. The audit committee also reviews audit fees and recommends to the Board of Directors the engagement of the independent accountants of the Corporation.

     The Corporation's nominating committee currently consists of Messrs. Bruce C. Gottwald, Lacy and Scott. During 1994, the nominating committee did not meet. The nominating committee recommends candidates for election as directors and in some cases the election of officers. The Corporation's bylaws provide that a shareholder of the Corporation entitled to vote for the election of directors may nominate persons for election to the Board by mailing written notice to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 days prior to such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated,
(ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by the shareholder,
(iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a director of the Corporation if so elected.

     Messrs. Grosvenor, Berry and Rice currently serve as the Corporation's bonus, salary and stock option committee. During 1994, the bonus, salary and stock option committee (the "Committee") met on five occasions. This committee approves the salaries of management-level employees. It also approves all bonus awards, certain consultant agreements and initial salaries of new management-level personnel, and grants options under the Corporation's Incentive Stock Option Plan.

            Certain Relationships and Related Transactions

     Floyd D. Gottwald, Jr., and Bruce C. Gottwald are brothers. William M. Gottwald, MD, a director and Senior Vice President of the Corporation, is a son of Floyd D. Gottwald, Jr. Thomas E. Gottwald, a director and President of the Corporation, and Bruce C. Gottwald, Jr., a director, are sons of Bruce C. Gottwald. The Gottwalds may be deemed to be control persons of the Corporation.

     Hunton & Williams regularly acts as counsel to the Corporation. Allen C. Goolsby, a director of the Corporation, is a Partner in Hunton & Williams.

     Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Corporation, the Corporation believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with except that Dr. John T. Marvel, a former Vice President of the Corporation who retired on January 1, 1994, neglected to file a Form 4 until June 27, 1994, with respect to two sales of the Corporation's Common Stock in March 1994.

                            STOCK OWNERSHIP

     The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who, to the knowledge of the Corporation, was the beneficial owner as of December 31, 1994, of more than 5% of the outstanding voting shares of the Corporation.

                 Name and Address of                                Percent
Title of Class    Beneficial Owners            Number of Shares    of Class

Common Stock   Floyd D. Gottwald, Jr., and     21,011,378(b)(c)      17.74%
                   Bruce C. Gottwald (a)
                 330 South Fourth Street
                 P.O. Box 2189
                 Richmond, Virginia 23217

               NationsBank Corporation and      8,723,552              7.4%
                    related entities (d)
                 c/o NationsBank Corporation
                 NationsBank Plaza
                 Charlotte, North Carolina  28255
____________
     (a) Floyd D. Gottwald, Jr., and Bruce C. Gottwald (the "Gottwalds"), together with members of their immediate families, may be deemed to be a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of Ethyl Common Stock.

     (b) The Gottwalds, individually or collectively, have sole voting and investment power over all of the shares disclosed except 15,259,567 shares held by wives, children, and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the Securities and Exchange Commission, but as to which the Gottwalds disclaim beneficial ownership. Shares owned by the adult children of Floyd D. Gottwald, Jr., and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group, but are not attributed to Floyd D. Gottwald, Jr., or Bruce C. Gottwald other than in this table. This amount includes 186,504 shares of Ethyl Common Stock, with respect to which the Gottwalds or members of their immediate families have the right to acquire beneficial ownership within 60 days of December 31, 1994, pursuant to the Corporation's Stock Option Plan.

     (c) This amount includes shares owned by Bruce C. Gottwald, Jr., a director of the Corporation, and by Thomas E. Gottwald, President of the Corporation, both of whom are sons of Bruce C. Gottwald. Also included are shares held by William M. Gottwald, MD, a Senior Vice President and director of the Corporation and the son of Floyd D. Gottwald, Jr. See the table on page 6 for information on the share ownership of each member of the Gottwald family who is an executive officer or director of the Corporation. This amount includes any shares owned of record by NationsBank of Georgia, N.A., as Trustee under the Corporation's savings plan for the benefit of the Gottwalds and the members of their immediate families. This amount does not include 2,113,318 shares held by the Trustee of such plan for the benefit of other employees. Shares held under the savings plan are voted by the Trustee in accordance with instructions solicited from employees participating in the plan. If a participating employee does not give the Trustee voting instructions, his shares generally are voted by the Trustee in accordance with the Board of Directors' recommendations to the shareholders. Because the Gottwalds are executive officers, directors and the largest shareholders of the
Corporation, they may be deemed to be control persons of the Corporation and to have the capacity to control any such recommendation of the Board of Directors.

     (d) The NationsBank Corporation related entities are ASB Capital Management, Inc., NationsBank, N.A., NationsBank of Florida, N.A., NationsBank of Georgia, N.A., NationsBank of South Carolina, N.A., NationsBank of Tennessee, N.A., NationsBank of Virginia, N.A., NationsBank Texas Bancorporation, Inc., NationsBank of Texas, N.A., NationsBank Trust Company, N.A., and N.B. Holdings Corporation. The information contained herein with respect to NationsBank Corporation and the related entities listed herein is based on a Schedule 13G filed by such entities with the Securities and Exchange Commission, a copy of which was received by the Corporation on February 17, 1995. Such filing further stated that the acquisition of such shares was in the ordinary course of business and not in connection with or as a participant in any transaction having the purpose or effect of changing or influencing the control of the Corporation. The shares held by NationsBank Corporation and related entities are held in fiduciary accounts.

     The following table sets forth as of December 31, 1994, the beneficial ownership of Ethyl Common Stock by all directors of the Corporation, the Chief Executive Officer and the four next most highly compensated executive officers and all directors and executive officers of the Corporation as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him.



                                 Number of Shares           Number of Shares           Total
Name of Beneficial Owner       with Sole Voting and        with Shared Voting         Number         Percent of
or Number of Persons in Group   Investment Power 1        and Investment Power       of Shares         Class2
Lloyd B. Andrew                      39,969                            0               39,969
William W. Berry                      1,624                        1,758(3)             3,382
Phyllis L. Cothran                        0                            0                    0
Allen C. Goolsby                      2,700                        2,024                4,724
Bruce C. Gottwald                 5,034,182                      932,594            5,966,776(4)       5.04%
Bruce C. Gottwald, Jr.              502,045                    3,724,307            4,226,352(5)       3.57%
Floyd D. Gottwald, Jr.              400,874                    6,168,632            6,569,506(6)       5.55%
Thomas E. Gottwald                  506,604                    3,723,212            4,229,816(7)       3.57%
William M. Gottwald, MD             538,622                    8,592,801            9,068,423(8)       7.65%
Gilbert M. Grosvenor                  2,734                            0                2,734
Andre B. Lacy                        31,066(9)                   925,000              956,066(9)
Emmett J. Rice                          834                            0                  834
Sidney Buford Scott                  90,534                       12,000(10)          102,534
Charles B. Walker                   212,172                            0              212,172
Directors and executive officers
  as a group (24 persons)         7,846,137                   14,181,830           22,027,967         18.50%
____________
1  The amounts in  this column include shares  of Ethyl Common Stock  with respect to which  certain persons have the  right to acquire beneficial ownership within 60 days of  December 31, 1994, pursuant  to the
   Corporation's  Stock Option Plan: Bruce  C. Gottwald: 25,243 shares;  Floyd
   D. Gottwald, Jr.:  0 shares; Thomas E.  Gottwald: 93,936 shares; William  M.
   Gottwald, MD: 67,325 shares;  Charles B. Walker: 157,149 shares; and
   directors and executive officers as a group: 616,185 shares.

2 In accordance with the rules of the Securities and Exchange Commission some shares are attributed to more than one member of the Gottwald families, but are counted only once in the information provided for directors and executive officers as a group. Except as indicated, each person or group owns less than 1% of Ethyl Common Stock.

3  Mr. Berry disclaims beneficial ownership of all 1,758 of such shares.

4  Mr. Gottwald disclaims beneficial ownership of 932,594 of such shares.

5  Mr. Gottwald disclaims  beneficial ownership of  3,778,065 of such  shares.
   This  amount includes 3,186,102 shares  of Ethyl Common  Stock that Mr.
   Gottwald may be  deemed to own  beneficially.  Such  shares constitute Mr.
   Gottwald's interest as beneficiary of a trust of which he is a co-trustee.

6  Mr. Gottwald disclaims beneficial ownership of 1,351,692 of such shares.

7  Mr. Gottwald  disclaims beneficial ownership  of 3,761,728 of  such shares.
   This amount includes  3,186,102 shares of  Ethyl Common Stock  that Mr.
   Gottwald  may be deemed to  own beneficially.   Such shares constitute Mr.
   Gottwald's interest as beneficiary of a trust of which he is a co-trustee.

8  Dr. Gottwald  disclaims beneficial ownership  of 8,702,092 of  such shares.
   This amount includes  3,186,102 shares of  Ethyl Common Stock  that Dr.
   Gottwald may  be deemed to  own beneficially.   Such shares constitute  Dr.
   Gottwald's interest as beneficiary of a trust of which he is a co-trustee.
   This amount also  includes 4,816,940 shares of Ethyl Common Stock that Dr.
   Gottwald may be deemed to own beneficially as co-trustee of a trust for the benefit of Floyd D. Gottwald, Jr.

9  Mr. Lacy disclaims beneficial ownership of 29,483 of such shares.

10 Mr. Scott disclaims beneficial ownership of all 12,000 of such shares.



                                                                       8



                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

  The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation for the fiscal years ended December 31, 1994, 1993 and 1992.

                                                                        Long-Term
                                  Annual Compensation                  Compensation
                                                         Other Annual   Options/      All Other
Name and Principal Position    Year  Salary    Bonus     Compensation1  SARs (#)2    Compensation
Bruce C. Gottwald              1994   $770,000  $265,000    ---         $33,532      38,5003
   Chairman of the Board and   1993    770,000   265,000    ---          30,608      38,500
   Chief Executive Officer     1992    700,833   291,750    ---           3,300      33,937


Floyd D. Gottwald, Jr.         1994    378,167         0    ---               0      18,1254
   Vice Chairman of the Board  1993    754,000   260,000    ---          30,608      21,992
                               1992    736,500   286,750    ---           3,300      36,913

Thomas E. Gottwald             1994    332,000   200,000    ---         413,936       16,6005
   President and               1993    199,917   125,000    ---           9,576        9,996
   Chief Operating Officer     1992    185,000    96,000    ---           3,300        9,250

Charles B. Walker              1994    253,333   118,000    ---         237,149       20,0756
 Vice Chairman of the Board,   1993    391,000   225,000    ---          98,018       19,550
 Chief Financial Officer and   1992    375,167   251,750    ---           3,300       18,883
 Treasurer

William M. Gottwald, MD        1994    192,883   100,000    ---         307,325       10,0567
   Senior Vice President       1993    151,475   100,000    ---           5,008         7,574
                               1992    143,750    88,375    ---           3,300         7,163

_______________
1 None of the named executive officers received Other Annual Compensation  for 1994 in excess of the lesser of $50,000 or 10%
  of combined salary and bonus for 1994.
2 All  options granted in 1993 were granted to replace previously granted options pursuant to the anti-dilution provisions of
  the Corporation's  Incentive Stock  Option Plan  in connection  with the  spin-off of  First Colony  Corporation.   Certain
  options granted in 1994 were  granted to replace previously granted options pursuant to the anti-dilution provisions of the
  Corporation's Incentive Stock Option Plan in connection with the spin-off of Albemarle Corporation.
3 Includes contributions to the Corporation's  savings plan ($7,500, $10,000 and  $10,000) and accruals in  the Corporation's excess benefit plan ($31,000, $28,500 and $23,937) for 1994, 1993 and 1992, respectively.
4 Includes contributions to the Corporation's  savings plan ($6,375, $10,000  and $10,000) and accruals in the  Corporation's excess benefit plan ($10,625, $11,922 and $26,913) for 1994, 1993 and 1992, respectively.
5 Includes  contributions to  the Corporation's savings  plan ($7,500, $9,996  and $9,250) and accruals  in the Corporation's excess benefit plan ($9,100, $0 and $0) for 1994, 1993 and 1992, respectively.
6 Includes contributions to the Corporation's  savings plan ($7,500, $10,000 and  $10,000) and accruals in  the Corporation's excess benefit plan ($14,575, $9,550 and $8,883) for 1994, 1993 and 1992, respectively.
7 Includes contributions to  the Corporation's savings  plan ($7,500,  $7,574 and $7,163)  and accruals in  the Corporation's excess benefit plan ($2,556, $0 and $0), respectively.


                                                              10








  Floyd D. Gottwald, Jr., devotes 37.5% of his time and efforts to the Corporation and 62.5% to Albemarle Corporation. Charles B. Walker devotes 50% of his time and efforts to the Corporation and 50% to Albemarle Corporation. Messrs. Gottwald and Walker are compensated by the Corporation and Albemarle Corporation in accordance with these percentages.

  The following tables present information concerning stock options and stock appreciation rights ("SARs") granted to the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation and exercises of options and SARs by such persons.



                           Option/SAR Grants in Last Fiscal Year

  Each of these options relates to Ethyl Common Stock and includes a tandem SAR.

                                                                                                    Potential Realizable
                                                                                                      Value at Assumed
                                                                                                    Annual Rates of Stock
                                                                                                   Price Appreciation for
                                            Individual Grants                                           Option Term
                                        % of Total Options/SARs     Exercise or
                         Options/SARs   Granted to Employees in     Base Price
 Name                     Granted (#)         Fiscal Year              ($)         Expiration Date   5% ($)    10% ($)
Bruce C. Gottwald         8,289 1,4             0.23%                  12.88            09/14/94           0          0
                          9,434 1,5             0.26%                  10.85            11/04/95      28,251     62,541
                          8,484 1,6             0.24%                  12.69            12/18/96      29,715     65,781
                          7,325 1,7             0.21%                  14.11            12/30/97      28,526     63,150

Floyd D. Gottwald, Jr.        0

Thomas E. Gottwald        6,611 1,6             0.19%                  12.69            12/18/96     23,155      51,259
                          7,325 1,7             0.21%                  14.11            12/30/97     28,526      63,150
                        400,000 9              11.20%                  12.50            02/28/99  1,380,000   3,055,000

Charles B. Walker        13,094 1,2             0.37%                  11.22            09/23/97     92,409     234,182
                          8,295 1,3             0.23%                   9.00            09/21/98     46,958     119,000
                          7,909 1,4             0.22%                  11.71            09/14/89     58,254     147,627
                          9,399 1,5             0.26%                   9.86            11/04/00     58,292     147,723
                          8,643 1,6             0.24%                  11.54            12/18/01     62,737     158,986
                         89,809 1,7             2.51%                  11.54            12/18/01    651,893   1,652,015
                        100,000 9               2.80%                  12.50            02/29/04    786,250   1,992,500

William M. Gottwald, MD   7,325 1,7             0.21%                  14.11            12/30/97     28,526      63,150
                        300,000 9               8.40%                  12.50            02/28/99  1,035,000   2,291,250


                                                                          11


____________

1 Options granted during 1994 to replace previously granted options pursuant to the anti-dilution provisions of the Company's Incentive Stock Option Plan in connection with the spin-off of Albemarle Corporation.

2  Became exercisable 9/24/88.
3  Became exercisable 9/24/89.
4  Became exercisable 9/15/90.
5  Became exercisable 11/05/91.
6  Became exercisable 12/19/92.
7  Became exercisable 12/31/93.
8  Became fully exercisable 12/31/93.

9 These options become exercisable based on the growth in the operating earnings of the Corporation (subject to any adjustments that the Committee concludes are necessary to reflect the intent of the plan) as follows:



                                            Percent
                    Annual Earnings       Exercisable
               1993 Earnings x 1.10         20%
               1993 Earnings x 1.21         40%
               1993 Earnings x 1.33         60%
               1993 Earnings x 1.46         80%
               1993 Earnings x 1.61        100%


                                       12








   The initial options alternatively become exercisable based on the improvement in the market price for the Corporation's Common Stock as reflected by the closing price for the Corporation's Common Stock on the last trading day of the calendar year as follows:

                                                      Percent
              Annual Earnings                        Exercisable
            Option Price on Grant Date x 1.10            20%
            Option Price on Grant Date x 1.212           40%
            Option Price on Grant Date x 1.333           60%
            Option Price on Grant Date x 1.464           80%
            Option Price on Grant Date x 1.615          100%

   Options are exercisable in any event beginning thirty days prior to the expiration date or, if earlier, in the event of retirement, termination as a result of permanent and total disability or death or upon a change in control.

                                  Aggregated Option/SAR Exercises in Last Fiscal Year
                                              and FY-End Option/SAR Value

                                                                                               Value of Unexercised
                                                             Number of Unexercised           In-The-Money Options/SARs at
                                                            Options/SARs at FY-End (#)1                FY-End ($)2
                              Shares Acquired    Value
    Name                      on Exercise(#)    Realized ($)   Exercisable     Unexercisable   Exercisable  Unexercisable
Bruce C. Gottwald                   ---        ---             25,243           ---                 ---      ---
Floyd D. Gottwald, Jr.              ---        ---                ---           ---                 ---      ---
Thomas E. Gottwald                  ---        ---             13,936         400,000               ---      ---
Charles B. Walker                   ---        ---            137,149         100,000             5,184      ---
William M. Gottwald, MD             ---        ---              7,325         300,000               ---      ---

____________
1 Each of these options relates to Ethyl Common Stock and includes a tandem SAR.
2 These values are based on  $9.625, the closing price of Ethyl Common Stock  on the New York Stock Exchange on December  30,
  1994.

                                                              13







                              Retirement Benefits

  The following table illustrates under the Corporation's pension plan for salaried employees the estimated benefits upon retirement at age 65, determined as of December 31, 1994, to persons with specified earnings and years of pension benefit service. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code, they will be paid under the Corporation's excess benefit or supplemental retirement plans, as applicable. This table includes the amounts that would be payable under such plans.
                                                              14






                     Estimated Annual Benefits Payable at Retirement*

               Years of Pension Benefit Service and Estimated Annual Benefits
Final-Average       10        15       20       25        30       35         40       50
Earnings
$300,000         $44,025   $66,040  $88,055  $110,070  $132,080  $154,095  $176,110  $220,135
350,000           51,525    77,290  103,055   128,820   154,580   180,345   206,110   257,635
400,000           59,025    88,540  118,055   147,570   177,080   206,595   236,110   295,135
450,000           66,525    99,790  133,055   166,320   199,580   232,845   266,110   332,635
500,000           74,025   111,040  148,055   185,070   222,080   259,095   296,110   370,135
550,000           81,525   122,290  163,055   203,820   244,580   285,345   326,110   407,635
600,000           89,025   133,540  178,055   222,570   267,080   311,595   356,110   445,135
650,000           96,525   144,790  193,055   241,320   289,580   337,845   386,110   482,635
700,000          104,025   156,040  208,055   260,070   312,080   364,095   416,110   520,135
750,000          111,525   167,290  233,055   278,820   334,580   390,345   446,110   557,635
800,000          119,025   178,540  238,055   297,570   357,080   416,595   476,110   595,135
850,000          126,525   189,790  253,055   316,320   379,580   442,845   506,110   632,635
900,000          134,025   201,040 268,055   335,070    402,080   469,095   536,110   670,135
950,000          141,525   212,290 283,055   353,820    424,580   495,345   566,110   707,635
1,000,000        149,025   223,540 298,055   372,570    447,080   521,595   596,110   745,135

*  Assumes attainment of age 65 in 1994 and Social Security Covered Compensation of $24,312.

     The benefit formula under the pension plans is based on the participant's final-average earnings, which are defined as the average of the highest three consecutive calendar years' earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of the executive officers named in the above compensation table as of December 31, 1994, are: Bruce C. Gottwald, 38.750; Floyd D. Gottwald, Jr., 51.500; Thomas E. Gottwald, 3.475; Charles B. Walker, 13.665; and William M. Gottwald, MD, 13.9975.

     Benefits under the pension plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

Excess Benefit and Supplemental Retirement Plans

     The Corporation maintains excess benefit and supplemental retirement plans (the "Supplemental Plans") in the form of nonqualified pension plans that provide eligible individuals the difference between the benefits they actually accrue under the qualified employee pension and savings plans of the Corporation and the benefits they would have accrued under such plans, but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized thereunder, under the Internal Revenue Code. In addition, on the recommendation of the Executive Committee of the Corporation's Board of Directors and with the approval of the Committee, certain key employees may be granted additional pension benefits under the Supplemental Plans in cases where relatively short service would limit the key employee's career retirement benefits. Such additional pension benefits have been granted to Charles B. Walker. All benefits under the Supplemental Plans vest upon a Change in Control of the Corporation, as defined in the Plans.

Compensation of Directors

     In 1994, each member of the Board of Directors who was not an employee of the Corporation or any of its subsidiaries was paid (i) $1,000 for attendance at each Board meeting and (ii) $600 for attendance at each meeting of a committee of the Board of which he was a member. In addition, each such director was paid a quarterly fee of $5,000. Employee members of the Board of Directors are not paid separately for their service on the Board or its committees.

     Under the retirement policy for directors, any director retiring from the Board after age 60 with at least five years' service on the Board will receive $12,000 per year for life, payable in quarterly installments. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Board. Such retirement payments to former directors may be discontinued under certain circumstances.

     In 1992, the Corporation's shareholders approved the Non-Employee Directors' Stock Acquisition Plan (the "Directors Stock Plan"), which provides that the Corporation shall award on each July 1, to each eligible director that number of whole shares of Ethyl Common Stock when multiplied by the closing price of Ethyl Common Stock on the immediately preceding business day, as reported in The Wall Street Journal, as shall as nearly as possible equal but not exceed $2,000. The shares of Ethyl Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in Ethyl Common Stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell their shares under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2001.

Compensation Committee Interlocks and Insider Participation

     The Committee of the Corporation's Board of Directors, which performs the function of a compensation committee, consists of Messrs. Berry, Grosvenor and Rice (Chairman). Lloyd B. Andrew, who served on the Committee for part of 1994, formerly served as Executive Vice President and Chief Financial Officer of the Corporation. In 1994, he received $100,000 in consulting fees for general advisory services to the Corporation. Joseph C. Carter, Jr., who served on the Committee for part of 1994, is a Senior Counsel in Hunton & Williams, which firm regularly acts as counsel to the Corporation. Dr. M.F. Gautreaux, who served on the Committee until his death in February 1994, formerly served as Senior Vice President of the Corporation.

Compensation Committee Report on Executive Compensation

     The Bonus, Salary and Stock Option Committee of the Board of Directors (the Committee) is delegated the power to administer the compensation program of the Corporation applicable to its executive officers. Accordingly, the Committee submits this report on executive compensation to the shareholders.




                          Overall Objectives

     The   objectives  of  the  Corporation's  executive  compensation program are to:

     (bullet) Provide balanced, competitive total compensation that will enable the Corporation to attract, motivate and retain highly qualified executives.

     (bullet)  Provide the  incentives for  enhancing the  profitability of the
               Corporation  by   rewarding  executives   for  meeting individual
               and corporate goals.

     (bullet) Align the financial interests of the executives as closely as possible to those of the shareholders by encouraging executive ownership of the Corporation's common stock.

     In administrating the compensation program the Committee recognizes the Corporation's basic objectives of achieving a return or equity of at least twenty percent as well as annual growth in operating earnings of fifteen percent.

                        Elements of the Program

     The Committee believes the interests of the shareholders will be best served if the compensation program consists of cash compensation and equity ownership. Thus, the program includes three principal parts: base salary, annual bonuses in cash or cash and stock, and stock options with performance vesting and tandem stock appreciation rights. The Committee considers all parts of the program when setting compensation levels or making awards.

     The Corporation seeks to maintain its executive compensation packages slightly above the mid-range of those offered generally in the job markets in which the Corporation competes for talent and experience. The Corporation's stock option program is administered likewise to achieve the goal of retaining experienced executives.

                          Competitive Market

     The Committee uses various compensation surveys provided by compensation consultants in determining the market for executive pay. The surveys include companies that are larger and smaller than the Corporation. Some of the surveys are limited to companies in the petroleum or chemical businesses, including, but not limited to, companies shown within the Performance Graph. Others include companies in other industries. References to the "market" in this Report refer to this survey data.

                              Base Salary

     Annual increases in base salary are based on evaluations of past and current individual and corporate performance, including operating profits, contribution to the Corporation's success, time in the position, the overall level of pay adjustments in the markets the Corporation monitors, market data for the position, and internal equities among the positions. The Committee considers each of the individual factors but does not assign a specific value to each factor, and a subjective element is acknowledged in evaluating each executive's contribution.

     During 1994, Thomas E. Gottwald's base salary increased to coincide with his election as President and Chief Operating Officer of the Corporation. His base salary approximates the average for comparable companies. In the Summary Compensation Table, two executive officers' base salaries are lower in 1994 than in 1993:
Messrs. Floyd D. Gottwald, Jr. and Charles B. Walker. This is because they are also executive officers of Albemarle Corporation, and are performing services for and receiving compensation from that entity as well. Dr. William M. Gottwald's base salary was increased in 1994 to reflect his election as a member of the Corporation's Executive Committee and his assumption of increased responsibilities for staff support groups.

     Base salaries for executive offices in general are in line with salaries paid in the market, and base salary and bonus together also are in line with the market.

                             Annual Bonus

     The purpose of the annual bonus is to motivate and reward performance measured against individual, division, department and corporate objectives. The Committee, in its discretion, may award bonuses annually to management-level employees from a reserve based on certain defined profits of the Corporation determined in accordance with a bonus formula approved by the shareholders.

     A bonus reserve is established to achieve the Corporation's compensation targets. The maximum contribution to the bonus reserve is 4% of the amount by which operating profits of the Corporation and its subsidiaries, determined by the independent auditors, exceed $15,000,000. The auditors certified that the maximum contribution for 1994 under the formula was $6,070,506, but the Committee, as has been the practice in prior years, did not appropriate the entire amount. Of this amount, a total of $2,010,750 was awarded in 1995 as 1994 bonuses.

     Annual bonus awards are determined by the Committee in conjunction with senior management, and are based on an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to overall corporate results. The evaluation of overall performance of the Corporation in 1994 included such factors as operating profit, performance in relation to competitive peer groups and attainment of the key goal of completing the Albemarle spin-off. Some individuals' bonus awards for 1994 were slightly higher than in 1993, reflecting an increase in 1994 operating results.

                             Stock Options

     During 1994, the Committee granted stock options, and tandem stock appreciation rights, with performance vesting based on meeting either earnings or stock price targets. The purposes of the plan were to send the message that incentive awards are earned through performance, and to match executives' rewards with enhanced shareholder value when that performance has occurred. All executive officers of the Corporation received such grants except Bruce C. Gottwald and Floyd D. Gottwald, Jr., who declined them.

     The number of options granted was well within the range of competitive practice in spin-off situations, based on information provided by the Corporation's investment bankers. Going forward, awards will be determined in accordance with the Corporation's previously stated compensation objective.

     Options awarded in March 1994 have an exercise price equal to fair market value at the date of grant, and a ten-year exercise period. They may vest 20% per year, on the anniversary date of their grant, if either EPS growth or stock price growth is 10% compounded annually since the date of grant. If neither goal is met in one year, but the next year's cumulative goal is met, cumulative vesting will occur. Fiscal year end results will be used for purposes of determining performance measurement.

     The result of the vesting schedule is that all of the performance options vest if either earnings or stock price increase 61.5% during the five years after the spin-off. In addition, all outstanding options will vest to executives who are still employed by the Corporation thirty days prior to the expiration date of the option, or in the event of a change in control.

                           CEO Compensation

     In the past, under the Corporation's executive compensation program, senior executives' base salaries have compared more favorably to industry pay practices than the Corporation's annual bonuses and long-term incentive awards. In the future, greater emphasis will be placed on performance-based incentives. On this basis, during 1993, Mr. Bruce C. Gottwald, then President of the Corporation, received a base salary of $770,000.

     Mr.  Gottwald's  1994  base   salary  was  unchanged  from  1993,
primarily to reflect the down-sizing of the Corporation resulting from the Albemarle spin-off in March 1994.

     Mr. Gottwald's 1994 bonus (paid in 1995) of $265,000 represents the Committee's evaluation of his contribution to the Corporation's overall performance during the year, particularly the successful spin-off of Albemarle Corporation, the opening of the Company's world-class Research Center in Richmond, a significant expansion of manufacturing facilities and the sale of Whitby Pharmaceuticals. Mr. Gottwald's bonus for 1994 also reflects the Committee's recognition that the Corporation's operating results reached expected levels.

     Compensation survey data combining the CEO's base salary and annual bonus for 1994 places the CEO at approximately the size-adjusted median.

                            Section 162(m)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA '93) established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Corporation's executive officers. To meet the criteria applicable to performance-based compensation (as defined in OBRA '93), the Corporation's bonus plan would have to be amended to limit the Committee's discretion to determine individuals' bonuses based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant.

     The Committee believes that the flexibility to adjust annual bonuses upward, as well as downward, is an important feature of the plan and one which serves the best interests of the Corporation by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant. Further, for 1995 the amount of compensation subject to loss of tax deductibility is extremely small. Consequently, the Committee does not propose at the present time to amend the plan to comply with the OBRA '93 requirements. Amounts paid under the plan to the executive officers will count toward the $1 million cap that is provided in Section 162(m) of OBRA '93. Those portions of the officers' compensation that are not performance-based (as defined in OBRA '93) and that exceed the cap will not be tax deductible by the Corporation.

                    THE BONUS, SALARY AND STOCK OPTION COMMITTEE

                    Emmet J. Rice, Chairman
                    Gilbert M. Grosvenor
                    William W. Berry

Performance Graph

            Comparison of Five-Year Cumulative Total Return
                  vs. S&P 500 and Chemical Composite*










                        1989      1990      1991      1992      1993      1994
Ethyl                 $100.00   $ 87.48   $106.57   $111.33   $106.70   $ 95.78

S&P 500               $100.00   $ 96.89   $126.28   $135.88   $149.52   $151.55

Chemical Composite(1) $100.00   $ 89.32   $118.64   $132.06   $147.82   $163.55

(1) The total return information for the Chemical Composite (based on the companies in the S&P Index in 1993) has been weighted by market capitalization and includes the following companies in all the S&P chemical industry groups (basic chemicals, specialty chemicals, and diversified chemicals): Air Products and Chemicals, Inc., Avery Dennison Corporation, The Dow Chemical Company, E.I. duPont de Nemours & Company, Englehard Corp. Ethyl Corporation, FMC Corporation, First Mississippi Corp., The B.F. Goodrich Company, W.R. Grace & Co., Great Lakes Chemical Corp., Hercules Incorporated, Monsanto Company, Morton International, Inc., NL Industries, Inc., Nalco Chemical Co., PPG Industries, Inc., Praxair, Inc., Rohm and Haas Company, and Union Carbide Corporation.



* Assumes $100 invested on last day of December 1989. Dividends are reinvested quarterly.

(1) The total return information for the Chemical Composite (based on the companies in the S&P Index in 1993) has been weighted by market capitalization and includes the following companies in all the S&P chemical industry groups (basic chemicals, specialty
     chemicals,  and  diversified  chemicals):     Air  Products   and
     Chemicals, Inc., Avery Dennison Corporation, The Dow Chemical Company, E.I. duPont de Nemours & Company, Englehard Corp. Ethyl Corporation, FMC Corporation, First Mississippi Corp., The B.F. Goodrich Company, W.R. Grace & Co., Great Lakes Chemical Corp., Hercules Incorporated, Monsanto Company, Morton International, Inc., NL Industries, Inc., Nalco Chemical Co., PPG Industries, Inc., Praxair, Inc., Rohm and Haas Company, and Union Carbide Corporation.

            AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

     The Corporation is asking the shareholders to approve an amendment of the Articles of Incorporation to streamline and simplify the provisions relating to preferred stock. At the present time the Articles of Incorporation authorize the issuance of one million shares of First Preferred Stock and 10 million shares of Cumulative Second Preferred Stock. In December 1994, the Corporation redeemed the last few outstanding shares of First Preferred Stock. No shares of Second Preferred Stock are outstanding although shares of one series of Second Preferred Stock are reserved for issuance pursuant to the Corporation's Shareholders Rights Plan adopted in September 1987.

     The Corporation never expects to issue any additional shares of Cumulative First Preferred Stock. The limited number of authorized available shares and obsolete provisions in the Articles of Incorporation would make any such issuance impractical. Any future issuance of preferred stock would be shares of Cumulative Second Preferred Stock. Accordingly, the Board of Directors has concluded that it is desirable to simplify the provisions relating to the Corporation's preferred stock. The Board proposes an amendment to the Articles to remove the provisions relating to the Cumulative First Preferred Stock and to redesignate the Cumulative Second Preferred Stock simply as Cumulative Preferred Stock. The series of Second Preferred Stock reserved for issuance under the Shareholders Rights Plan will be redesignated as Cumulative Preferred Stock, Series B, but no substantive changes will be made in the terms or conditions of that series.

     The Board of Directors recommends that the shareholders vote in favor of the proposed amendment to the Articles of Incorporation. The amendment to the Articles of Incorporation is attached as Exhibit A to this proxy statement.


                         SHAREHOLDER PROPOSAL

     The Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, as custodian for the New York City Employees' Retirement System ("NYCERS") has notified the Corporation that it intends to present the following proposal (the "Proposal") at the meeting.

     WHEREAS, the New York City Employees' Retirement System is concerned about the long-term economic performance of the companies in which it owns stock, and

     WHEREAS, the board of directors of a company is accountable to shareholders for the performance of management and the company, and NYCERS believes that a majority of directors should be independent of management, and

     WHEREAS, the board of directors is meant to be an independent body elected by shareholders and is charged by law and by shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS,   the  board  of   directors  should   monitor  the
     activities of management in the implementation of those policies for the best interest of shareholders, and

     WHEREAS, the company's interests can best be served by having directors who are independent of management and who represent a breadth of experience,

     NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request that the board of directors amend the By-Laws to provide that the board of directors consist of a majority of independent directors. For those purposes, an independent director is one who: (1) has not been employed by the company, or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not and did not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. We request that this by-law amendment be applied only to nominees for director at meetings subsequent to the 1995 annual meeting and that it not apply to incumbent directors.

     THE BOARD OF DIRECTORS HAS CONSIDERED THE PROPOSAL AND RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST IT.

     Under Virginia law, the Board of Directors has responsibility for the exercise of all corporate powers and authority, and the management of the business and affairs, of the Corporation. The membership of the Board is, therefore, critical to the operation and success of the Corporation. The Nominating Committee, a majority of which presently consists of non-employee members of the Board, assesses the composition of the Board and seeks to attract highly qualified, motivated and competent persons to serve as directors, while maintaining an optimal balance of knowledge, background and experience among members of the Board. The current Board includes non-employee members with many years of valuable experience in the fields of finance, banking, securities, law and public utilities. The members of the Board who are current or former employees of the Corporation represent a combined total of well in excess of 150 years of service to the Corporation and its shareholders.

     The Board of Directors recognizes the importance of independent directors and has adopted an objective that a Board majority consist of directors who do not have a material relationship with the Corporation. The policy, which was adopted by the Board on February 23, 1995, reads as follows:

     As the Board of Directors considers nominees for vacancies that will occur in the Board from time to time, it shall recognize as an objective that a majority of directors shall not have a direct or indirect relationship with the Corporation that, in the opinion of the Board of Directors, is material either to the Corporation or to the director.

     While the Board agrees with the general thrust of the Proposal, it believes that the Proposal's basic objective is captured by the Board's policy statement and that the specifics of the Proposal are unnecessarily and inappropriately restrictive. More specifically, the Board believes that the Proposal would restrict the Nominating Committee's efforts to maintain the most highly qualified Board of Directors by mandating that a majority of the Board consist of individuals who fit an overly narrow, arbitrary and imprecise classification as "independent directors." The Proposal could exclude from consideration many extremely qualified candidates who have demonstrated a long-standing interest in the Corporation's success and who have devoted considerable energy and time in pursuit of that interest. For example, the Proposal could exclude individuals whose service to the Corporation as advisors has enabled them to gain significant insight into the Corporation's operations and who have made personal and professional investments in the success of those operations. Similarly, the Proposal could exclude recently retired executives who are uniquely qualified to participate in Board deliberations about the Corporation's future. Finally, the Proposal could exclude individuals, such as family members of management, whose interests are particularly strongly allied with those of other shareholders in the prosperity of the Corporation. These relationships to the Corporation, like many of the others affected by the Proposal, in the Board's view, should not disqualify an individual from valuable service to the Corporation.

     In addition to unnecessary substantive restrictions, the Proposal would present numerous practical difficulties for the Corporation and the Nominating Committee. For example, if a director's death, retirement or resignation created an imbalance in the Board's composition, the Corporation either would have to find a proper replacement in short order or cause another director to resign. The Proposal provides no guidance as to the appropriate remedy for this situation. The Proposal also fails to provide guidance as to the correct interpretation of certain key terms in its definition of "independence." It remains unclear, for example, what a "significant customer or supplier" of the Corporation is or what a "significant contribution" to a non-profit organization is.

     The Board's primary goal has been, and should remain, the identification and nomination of a diversified group of individuals who are the most qualified to exercise the powers assigned to the Board by Virginia law to promote the best interests of the Corporation and its shareholders. In this connection, the Board policy will be to work towards a Board with a majority consisting of directors with no material relationship with the Corporation. In the Board's view, however, the Proposal, by focusing on a narrow and arbitrary definition of "independence" to the exclusion of all other qualifications, would hamper significantly the achievement of the Board's primary goal.


                        DESIGNATION OF AUDITORS

     The Board of Directors has designated Coopers & Lybrand L.L.P., certified public accountants, as the Corporation's independent auditors for the year 1995, subject to shareholder approval. This firm has audited the Corporation's financial statements since 1962 and those of the former Ethyl Corporation (Delaware) from 1947 to 1962. A representative of Coopers & Lybrand L.L.P. is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

     Coopers & Lybrand L.L.P.'s principal function is to audit the consolidated financial statements of the Corporation and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in each of the Corporation's quarterly reports.

                         FINANCIAL STATEMENTS

     A copy of the Corporation's Annual Report on Form 10-K for the year 1994, as required to be filed with the Securities and Exchange Commission, will be provided on written request without charge to any shareholder whose proxy is being solicited by the Board of Directors. The written request should be directed to:

                              E. Whitehead Elmore, Esq.
                              Secretary
                              Ethyl Corporation
                              330 South Fourth Street
                              P.O. Box 2189
                              Richmond, Virginia  23217

                   PROPOSALS FOR 1996 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1996 annual meeting of shareholders must present such proposal to the Corporation at its principal office in Richmond, Virginia, not later than November 17, 1995, in order for the proposal to be considered for inclusion in the Corporation's proxy statement. The Corporation anticipates holding the 1996 annual meeting on April 25, 1996.

     The Corporation's bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of the Corporation not later than 60 days prior to the meeting. As to each matter, the notice should contain (i) a brief description of the matter and the reasons for addressing it at the annual meeting, (ii) the name, record address of, and number of shares beneficially owned by the shareholder proposing such business and (iii) any material interest of the shareholder in such business.

                             OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

                              By Order of the Board of Directors


                              E. Whitehead Elmore, Secretary

                                                         NOTICE

                                                           and

                                                     PROXY STATEMENT

                                                           for

                                                     ANNUAL MEETING

                                                           of

                                                      SHAREHOLDERS


                                                     April 13, 1995







                                                             Exhibit A


                           ETHYL CORPORATION
                       ARTICLES OF INCORPORATION

                       Amendment to Article III


     1. The first two paragraphs of Article III shall be amended to read as follows:

               The Corporation shall have authority to
               issue 400,000,000 shares of Common
               Stock, $1 par value, and 10,000,000
               shares of Cumulative Preferred Stock,
               with a par value, if any, to be set
               forth hereinafter with respect to each
               series.  The Cumulative Preferred Stock
               may be issued in series as hereinafter
               provided.  The description of the
               Cumulative Preferred Stock and the
               Common Stock, and the designations,
               preferences and voting powers of such
               classes of stock or restrictions or
               qualifications thereof, and the terms on which such stock is to be issued
               (together with certain related
               provisions for the regulation of the
               business and for the conduct of the
               affairs of the Corporation) shall be as
               hereinafter set forth in Parts A, B and
               C of this Article III.

     2. Part A of Article III setting forth the designation, number of shares, rights and preferences of any series of Cumulative First Preferred Stock shall be deleted.

     3. Part B of Article III shall be renamed Part A and shall be amended to delete and replace each reference to "Cumulative Second Preferred Stock" with the words "Cumulative Preferred Stock."

     4. Section 1 of Part B (new Part A) of Article III shall be deleted and subsequent sections renumbered accordingly.

     5. Parts C and D of Article III shall be renamed Parts B and C, respectively.







RI-CS\t:\loh\ethyl\95AM\Proxy.9
March 6, 1995


                                                       PRELIMINARY COPY


                               ETHYL CORPORATION
                               Richmond, Virginia

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 13, 1995


     The undersigned hereby appoints Bruce C. Gottwald, Sidney Buford Scott and Allen C. Goolsby, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of the undersigned in Ethyl Corporation, at the annual meeting of shareholders to be held April 13, 1995, and at any and all adjournments thereof:


1.  ELECTION OF DIRECTORS:   FOR all nominees listed    WITHHOLD AUTHORITY
                             (except as indicated       to vote for all nominees
                             to the contrary below)     listed below


Lloyd B. Andrew, William W. Berry, Phyllis L. Cothran, Allen C. Goolsby, Bruce
C. Gottwald, Bruce C. Gottwald, Jr., Floyd D. Gottwald, Jr., Thomas E. Gottwald, William M. Gottwald, MD, Gilbert M. Grosvenor, Andre' B. Lacy, Emmett J. Rice, Sidney Buford Scott and Charles B. Walker.

(INSTRUCTION: To withhold authority to vote for any such nominees, write the nominee's name in the space provided below.)

________________________________________________________________

2. The proposal to amend the Corporation's Restated Articles of Incorporation to eliminate one class of preferred stock and redesignate the remaining class.

                   FOR            AGAINST             ABSTAIN
3. The proposal to approve the appointment of Coopers & Lybrand L.L.P. as the auditors for the Corporation for 1995.

                   FOR            AGAINST             ABSTAIN


4. The shareholder proposal regarding the composition of the Corporation's Board of Directors.

                  FOR            AGAINST             ABSTAIN


5. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

     This Proxy is solicited on behalf of the Board of Directors. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.



                                        Dated _____________, 1995

                                        _________________________

                                        Please sign name exactly as it
                                        appears on the stock certificate.
                                        Only one of several joint owners
                                        need sign.  Fiduciaries should give
                                        full title.



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

RI-CS\t:\loh\ethyl\95am\Proxy.car
February 16, 1995